                                                                     EXHIBIT 8.1

                   [LETTERHEAD OF MAUPIN TAYLOR & ELLIS, P.A.]

                              ______________, 2002

Southern Community Financial Corporation
4701 Country Club Road
Winston-Salem, North Carolina  27104

                       Southern Community Capital Trust I
                           Federal Income Tax Matters
                                -----------------

Ladies and Gentlemen:

         We have acted as special tax counsel to Southern Community Financial Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-2 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering 1,725,000 shares of convertible trust preferred securities (the "Convertible Preferred Securities") to be issued by Southern Community Capital Trust I, the Company's convertible junior subordinated debentures (the "Convertible Debentures"), and the Company's guarantee with respect to the Convertible Preferred Securities (the "Guarantee"). The Convertible Debentures will be issued pursuant to an indenture between the Company and the trustee named therein, and the Convertible Preferred Securities will be issued pursuant to an amended and restated trust agreement between the Company and the trustees named therein.

         We have reviewed copies of (1) the Registration Statement, as amended to the date hereof, and the prospectus included therein (the "Prospectus") and
(2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have also relied upon, and assumed the accuracy of, certain written representations made to us by the Company. We have further assumed (i) that all documents submitted to us as originals are authentic, (ii) with respect to all documents supplied to us as drafts, that the final, executed versions of such documents are or (if not yet executed) will be identical in all material respects to the versions most recently supplied to us,
(iii) that each such final version is or (if not yet executed) upon execution will be valid and enforceable in accordance with its terms, (iv) that there will be full compliance with the terms of the amended and restated trust agreement relating to the Convertible Preferred Securities and the terms of the indenture relating to the Convertible Debentures, and (v) that the Convertible Preferred Securities will be sold at the offering price stated on the cover of the Prospectus.

         Based on the foregoing, we confirm that the statements of law and legal conclusions contained in the Prospectus under the caption "Certain Federal Income Tax Consequences" constitute our opinion, subject to the assumptions, conditions, and limitations described therein, and that the discussion thereunder does not omit any material provision with respect to the matters covered.

         We do not undertake to advise you of any changes in our opinion expressed herein (or under the caption "Certain Federal Income Tax Consequences" in the Prospectus) resulting from matters that might hereafter arise or be brought to our attention.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Maupin Taylor & Ellis, P.A. under the captions "Certain Federal Income Tax Consequences" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                       Very truly yours,

                                       /s/ Maupin Taylor & Ellis, P.A.